Exhibit 12

CrowdCheck Law, LLP

700 12th Street, Suite 700

Washington DC 20005

January 13, 2023

Dimicron, Inc.

1186 South 1680 West

Orem, Utah 84058

To the Board of Directors:

We are acting as counsel to Dimicron, Inc. dba Dymicron (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A (the “Offering Statement”). The Offering Statement covers the contemplated sale of up to 2,608,695 shares of the Company’s Nonvoting Common Stock, par value $0.001 per share (the “Nonvoting Common Stock”).

In connection with the opinion contained herein, we have examined the Offering Statement, the second amended and restated articles of incorporation of the Company (and the articles of amendment thereto) approved by the Company’s board of directors and stockholders, the bylaws, the minutes of meetings of the Company’s board of directors, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Utah, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Nonvoting Common Stock being sold pursuant to the Offering Statement will be duly authorized and will be, when issued in the manner described in the Offering Statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof.

We further consent to the filing of this opinion as an exhibit to the Offering Statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP